Exhibit 99.1

Date:	October 29, 2014
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER,

YEAR-END 2014 FINANCIAL RESULTS

Stroudsburg, Pennsylvania, October 29, 2014 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, a $1.6 billion asset financial institution providing full service retail and commercial banking, financial and investment services, today announced results for the fiscal three months and year ended September 30, 2014. The fiscal three months and year ended September 30, 2014 reflect the effects of ESSA’s acquisition of Franklin Security Bancorp, Inc. on April 4, 2014.

The Company reported net income of $2.4 million, or $0.22 per diluted share, for the three months ended September 30, 2014, compared with net income of $2.0 million, or $0.19 per diluted share, for the three months ended September 30, 2013.

For the year ended September 30, 2014, the Company reported net income of $8.5 million, or $0.79 per diluted share, compared with net income of $8.8 million, or $0.76 per diluted share, for the corresponding 2013 period.

The Company’s year-end 2014 results included $522,000 in merger-related costs. Following the close of the fiscal second quarter, the Company completed its acquisition of Franklin Security Bancorp on April 4, 2014, establishing a presence in the Wilkes-Barre and Scranton, Pennsylvania markets, and adding approximately $217.5 million in total assets, $152.2 million in loans and $162.2 million in deposits.

Gary S. Olson, President and CEO, commented: “Our fiscal 2014 results reflect continued growth in the value of our Company. Tangible book value rose to $13.34 per share at year-end, up from $12.99 a year ago. Our quarterly earnings run rate has increased significantly, reflecting growth in core operating income, primarily attributable to two prudent whole bank acquisitions over the past several years, which were quickly accretive to earnings per share. Significant improvement in asset quality, reduced cost of funds year-over-year and growing core deposits reflecting our expanded market reach through the Franklin acquisition are enhancing the value of ESSA’s franchise for shareholders. Operations and performance in Monroe County continue to be stable, despite a difficult economic environment, and we continue to diversify our revenue and asset mix in the Lehigh Valley, Wilkes-Barre and Scranton markets.

“The addition of Franklin’s commercial accounts were an important factor in building lower-cost core deposits, which contributed to maintaining relative stability in net interest spread, despite the ongoing low interest rate environment. With Franklin’s operations now fully integrated, we intend to expand service offerings in Wilkes-Barre and Scranton, much as we did in the Lehigh Valley following our acquisition of First Star Bancorp, Inc.

“During the year, we acted to build shareholder value through stock repurchases at an average per-share cost below the Company’s tangible book value, and increased our quarterly cash dividend on our common shares. Our ongoing focus continues to be to leverage the Company’s increased scale to win new business and to build value for our shareholders through prudent capital management.”

The Company’s pre-tax core earnings, excluding the accretion of the fair market adjustments that resulted from the Company’s acquisitions, gains on the sale of securities and loans, and the Franklin merger-related expenses, were $10.4 million in the fiscal year ended September 30, 2014 compared with $7.5 million in the fiscal year ended September 30, 2013.

Total stockholders’ equity increased to $167.3 million at September 30, 2014 compared to $166.4 million at the beginning of fiscal 2014. The Company’s Board of Directors authorized an increased cash dividend on common shares in the fiscal second quarter of 2014, and the Company utilized a portion of its capital to repurchase shares. During the three months ended September 30, 2014, the Company repurchased 248,100 shares at an average cost of $11.40 per share, and has repurchased 369,225 shares during the fiscal year ended September 30, 2014 at an average cost of $11.24 per share.

Income Statement Review

Net interest income increased $1.2 million, or 13.09%, to $10.6 million for the three months ended September 30, 2014, from $9.4 million for the comparable period in 2013, reflecting increased interest from commercial and indirect auto loans receivable and an increase in interest income from investment securities. These increases were partially offset by a decrease of $401,000 in the net accretion of fair market value adjustments from the Company’s acquisitions in the 2014 quarter compared to the 2013 quarter. The Company’s net interest rate spread was 2.85% for the three months ended September 30, 2014 compared to 2.83% for the comparable 2013 period.

For the fiscal year ended September 30, 2014, net interest income increased $304,000 to $40.1 million from $39.8 million for the comparable period in 2013. The increase was primarily attributable to increases in interest income from commercial and indirect auto loans and investment securities offset, in part, by a decrease in interest income from residential loans, combined with a decrease in interest expense from borrowed funds. In addition, the net accretion of fair market value adjustments from the Company’s acquisition was $1.8 million less in 2014 compared to 2013. The Company’s net interest rate spread was 2.89% in 2014 compared to 2.97% in 2013.

The net interest margin was 2.90% for the three months ended September 30, 2014 compared to a net interest margin of 2.92% for the comparable period in 2013. The net interest margin was 2.97% for the year ended September 30, 2014 compared to a net interest margin of 3.08% for the comparable period in 2013.

The Company’s provision for loan losses declined to $350,000 for the three months ended September 30, 2014, compared to $800,000 for the three months ended September 30, 2013. Net loan charge-offs in fiscal fourth quarter 2014 were $552,000 compared with $920,000 in fiscal fourth quarter 2013. The provision for loan losses decreased to $2.4 million for the year ended September 30, 2014, compared with $3.8 million for the year ended September 30, 2013. Net loan chargeoffs for the year ended 2014 were $1.8 million compared to chargeoffs of $3.0 million for the comparable 2013 period, a 40.46% decrease.

Noninterest income increased 10.86% to $1.9 million for the three months ended September 30, 2014, compared with the three months ended September 30, 2013, reflecting increased gains on sales of investments. For the year ended September 30, 2014, noninterest income declined to $7.4 million compared with $8.0 million for the year ended September 30, 2013. The year-over-year change reflected moderate growth in deposit account service fees and income from the Company’s trust and investment segment, a $416,000 decline in gain on sale of investments, lower service fees on loan accounts, and no gain on loan sales during the year ended September 30, 2014, compared with a $426,000 gain on loan sales in the year ended September 30, 2013.

Noninterest expense increased 13.38% to $9.1 million for the three months ended September 30, 2014 compared to $8.0 million for the comparable period in 2013, primarily reflecting increases in compensation and employee benefits, professional fees and other non-interest expenses, offset, in part, by an increase in the net gain on foreclosed real estate.

Noninterest expense increased 4.16% to $33.8 million for the year ended September 30, 2014 compared to $32.5 million for the comparable period in 2013. The merger with Franklin resulted in increases in merger related expenses of $522,000 and contributed to the increases in data processing expense of $363,000, occupancy and equipment expense of $155,000 and other non-interest expense of $292,000.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets increased $202.5 million, or 14.76%, to $1.6 billion at September 30, 2014, compared to $1.4 billion at September 30, 2013 due primarily to the April 4, 2014 merger with Franklin.

Loans receivable, net of an $8.6 million allowance for loan losses, were $1.1 billion at September 30, 2014 compared to loans receivable, net of an $8.1 million allowance for loan losses, of $928.2 million at September 30, 2013. Residential mortgage lending declined year-over-year, reflecting continuing sluggishness in the housing market in northeastern Pennsylvania. The Company added $100.5 million of indirect auto loans and $62.5 million of commercial loans to its portfolio at September 30, 2014 compared with September 30, 2013, primarily reflecting loans added in the Franklin acquisition.

Total deposits increased $92.8 million, or 8.92%, to $1.1 billion at September 30, 2014, from $1.0 billion at September 30, 2013. Deposit growth included a 19.1% increase in non-interest bearing checking accounts, primarily reflecting new accounts added as a result of the Franklin acquisition. During the same period, FHLB borrowings increased $117.1 million. In fiscal 2014, FHLB borrowings were attractively priced compared to brokered certificates.

Nonperforming assets totaled $25.0 million, or 1.59%, of total assets at September 30, 2014, compared with $26.0 million, or 1.89%, of total assets at September 30, 2013. The allowance for loan losses was $8.6 million, or 0.81%, of loans outstanding at September 30, 2014, compared to $8.1 million, or 0.86%, of loans outstanding at September 30, 2013. The loans acquired from Franklin Security Bancorp were acquired at their fair market value, with no corresponding allowance.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.89%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 9.82%.

The Company’s return on average assets and return on average equity, respectively, were 0.61% and 5.54% for the three months ended September 30, 2014 compared with 0.59% and 4.95% for the corresponding period of fiscal 2013. The Company’s return on average assets and return on average equity, respectively, were 0.59% and 5.01% for the year ended September 30, 2014 compared to 0.64% and 5.12% for the comparable period in fiscal 2013.

Olson concluded: “As we enter our new fiscal year, we believe ESSA is well positioned as a major community banking presence in Northeastern Pennsylvania. We have been able to achieve balanced growth by taking advantage of the opportunity to execute two attractively priced acquisitions during the past several years. The Company is also utilizing its capital in a prudent manner to enhance shareholder value through continued stock repurchase and dividend payout programs. We are focused on delivering a balanced mix of growth from operations and through complementary actions that deliver ongoing enhancement in the value of the Company for shareholders.”

About The Company

ESSA Bancorp (NASDAQ: ESSA), headquartered in Stroudsburg, PA, is the holding company for ESSA Bank & Trust, a $1.6 billion asset institution with 27 banking offices serving markets in Northeastern Pennsylvania, including Monroe County and Lehigh and Northampton Counties in the Lehigh Valley and Lackawanna and Luzerne Counties in the Scranton and Wilkes-Barre areas. ESSA Bank & Trust maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 27 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes-Barre markets in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, financial advisory and asset management capabilities and insurance and employee benefits consulting. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market(SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2013, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NON-GAAP Disclosures

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2014	September 30, 2013
	(dollars in thousands)
ASSETS
Cash and due from banks	$20,884	$22,393
Interest-bearing deposits with other institutions	1,417	4,255

Total cash and cash equivalents	22,301	26,648
Certificates of deposit	1,767	1,767
Investment securities available for sale	383,078	315,622
Loans receivable (net of allowance for loan losses of $8,634 and $8,064)	1,058,267	928,230
Regulatory stock, at cost	14,284	9,415
Premises and equipment, net	16,957	15,747
Bank-owned life insurance	29,720	28,797
Foreclosed real estate	2,759	2,111
Intangible assets, net	2,396	2,466
Goodwill	10,259	8,817
Deferred income taxes	12,027	11,183
Other assets	21,000	21,512

TOTAL ASSETS	$1,574,815	$1,372,315

LIABILITIES
Deposits	$1,133,889	$1,041,059
Short-term borrowings	108,020	23,000
Other borrowings	151,300	129,260
Advances by borrowers for taxes and insurance	4,093	4,962
Other liabilities	10,204	7,588

TOTAL LIABILITIES	1,407,506	1,205,869

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,486	182,440
Unallocated common stock held by the Employee Stock Ownership Plan	(10,079)	(10,532)
Retained earnings	77,413	71,709
Treasury stock, at cost	(80,113)	(76,117)
Accumulated other comprehensive loss	(2,579)	(1,235)

TOTAL STOCKHOLDERS’ EQUITY	167,309	166,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,574,815	$1,372,315

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30		For the Year Ended September 30
	2014	2013	2014	2013
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,209	$10,434	$43,382	$44,744
Investment securities:
Taxable	1,703	1,400	6,385	5,958
Exempt from federal income tax	232	72	550	272
Other investment income	142	65	459	128

Total interest income	13,286	11,971	50,776	51,102

INTEREST EXPENSE
Deposits	1,998	1,832	7,907	7,408
Short-term borrowings	76	20	180	129
Other borrowings	589	726	2,540	3,720

Total interest expense	2,663	2,578	10,627	11,257

NET INTEREST INCOME	10,623	9,393	40,149	39,845
Provision for loan losses	350	800	2,350	3,750

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,273	8,593	37,799	36,095

NONINTEREST INCOME
Service fees on deposit accounts	843	818	3,185	3,133
Services charges and fees on loans	293	253	865	1,027
Trust and investment fees	205	212	906	853
Gain on sale of investments, net	107	—	333	749
Gain on sale of loans, net	—	—	—	426
Earnings on Bank-owned life insurance	237	240	924	949
Gain on acquisition	—	—	241	—
Insurance commissions	216	200	841	838
Other	28	17	113	49

Total noninterest income	1,929	1,740	7,408	8,024

NONINTEREST EXPENSE
Compensation and employee benefits	5,343	4,688	18,920	19,002
Occupancy and equipment	1,016	960	4,050	3,895
Professional fees	535	415	1,883	1,868
Data processing	844	752	3,270	2,907
Advertising	170	149	633	574
Federal Deposit Insurance Corporation Premiums	272	208	1,002	947
Loss (Gain) on foreclosed real estate	(350)	30	(466)	(468)
Merger related costs	—	—	522	—
Amortization of intangible assets	204	242	960	991
Other	1,051	569	3,038	2,746

Total noninterest expense	9,085	8,013	33,812	32,462

Income before income taxes	3,117	2,320	11,395	11,657
Income taxes	745	292	2,891	2,834

Net Income	$2,372	$2,028	$8,504	$8,823

	For the Three Months Ended September 30		For the Year Ended September 30
	2014	2013	2014	2013
Earnings per share:
Basic	$0.22	$0.19	$0.79	$0.76
Diluted	$0.22	$0.19	$0.79	$0.76
Dividends per share:	$0.07	$0.05	$0.26	$0.20

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2014	2013	2014	2013
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,555,617	$1,370,568	$1,454,280	$1,386,810
Total interest-earning assets	1,451,002	1,274,450	1,353,074	1,292,462
Total interest-bearing liabilities	1,296,114	1,125,696	1,204,262	1,138,780
Total stockholders’ equity	171,378	164,009	169,668	172,286

PER COMMON SHARE DATA:
Average shares outstanding—basic	10,672,848	10,954,982	10,817,428	11,559,553
Average shares outstanding—diluted	10,705,175	10,954,982	10,822,673	11,559,553
Book value shares	11,590,378	11,945,564	11,590,378	11,945,564

Net interest rate spread	2.85%	2.83%	2.89%	2.97%
Net interest margin	2.90%	2.92%	2.97%	3.08%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

	For the Year Ended September 30,
	2014	2013
	(dollars in thousands)
Income before income taxes	$11,395	$11,657
Deduct: accretion of fair market value adjustments from acquisitions	1,178	2,970
Deduct gains/add losses from sales of loans and investments	333	1,175
Add: Merger related costs	522	—

Pre-tax core earnings:	$10,406	$7,512